EXHIBIT 2.3

Execution Copy

AMENDMENT TO INDENTURE

THIS AMENDMENT, made as of March 31, 2006 (the “Amendment”), TO THE INDENTURE dated as of December 20, 2005 (the “Indenture”) among LPG INTERNATIONAL INC. as Issuer, ULTRAPAR PARTICIPAÇÕES S.A. and OXITENO S.A. INDÚSTRIA E COMÉRCIO as Guarantors, JPMORGAN CHASE BANK, N.A. as Trustee, Transfer Agent and Registrar, J.P. MORGAN TRUST BANK LTD. as Principal Paying Agent, and J.P. MORGAN BANK LUXEMBOURG S.A. as Luxembourg Paying Agent, Luxembourg Transfer Agent and Luxembourg Listing Agent (collectively, the “Parties”).

W I T N E S S E T H:

WHEREAS, each of the Parties are party to the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Parties thereto wish to amend or supplement the Agreement as set forth herein, without notice to or consent of any Noteholder;

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency are hereby acknowledged, the Parties hereto agree as follows:

1.     Definitions. Except as otherwise set forth herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

2.     Maturity Date. A new definition is hereby added to Section 1.01 of the Indenture which shall read as follows:

“ “Maturity Date” means December 20, 2015.”

3.     Effective Date. This Amendment shall be effective as of the date hereof.

4.     Ratification. As amended and supplemented by this Amendment, the Indenture is in all respects ratified and confirmed, and the Indenture and this Amendment shall be read, taken and constructed as one instrument.

5.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

6.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute but one and the same instrument.

[SIGNATURES COMMENCE ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

LPG INTERNATIONAL INC. as Issuer

By:	/s/ Fabio Schvartsman
Name: Fabio Schvartsman Title: Director/Officer

By:	/s/ Eduardo de Toledo
Name: Eduardo de Toledo Title: Director/Officer

ULTRAPAR PARTICIPAÇÕES S.A. as Guarantor

By:	/s/ Fabio Schvartsman
Name: Fabio Schvartsman Title: Chief Financial Officer

By:	/s/ Eduardo de Toledo
Name: Eduardo de Toledo Title: Officer

OXITENO S.A. INDÚSTRIA E COMÉRCIO as Guarantor

By:	/s/ Roberto Kutschat Neto
Name: Roberto Kutschat Neto Title: Attorney-in-fact

By:	/s/ Marcello De Simone
Name: Marcello De Simone Title: Attorney-in-fact

Amendment to Indenture

JPMORGAN CHASE BANK, N.A. as Trustee, Transfer Agent, Registrar and Paying Agent

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr. Title: Vice President

JPMORGAN TRUST BANK LTD. as Principal Paying Agent

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr. Title: Vice President

J.P. MORGAN BANK LUXEMBOURG S.A. as Luxembourg Paying Agent and Luxembourg Transfer Agent and Luxembourg Listing Agent

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr. Title: Vice President

STATE OF NEW YORK	)
: ss.:
COUNTY OF NEW YORK	)

On the 31st day of March, in the year 2006, before me, the undersigned, a Notary Public in and for said State, personally appeared John T. Needham, Jr., personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the foregoing instrument and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ James M. Foley

Notary Public

Amendment to Indenture